(THE COMPANIES ACT, 1956)
                          (COMPANY LIMITED BY SHARES)
                            ARTICLES OF ASSOCIATION
                                       OF
                      AMF BOWLING (INDIA) PRIVATE LIMITED

	1. Subject as hereinafter provided, the Regulations contained in Table "A" in the First Schedule to the Companies Act, 1956 shall apply to this Company. Clause 2 to 5, 9 to 35, 40 to 43, 57 to 60, 63 to 66, 76, of Table A shall not be applicable. All references herein contained to any specified Regulations of Table "A" shall be inclusive of the first and the last of Regulations referred to and in case of any conflict between the provisions herein contained and the incorporated Regulations of Table "A", the provisions herein shall prevail.

                               I. INTERPRETATION

        2. (a) In the interpretation of these Articles, the following words and expressions, wherever used, shall have the meaning assigned to hereinbelow, unless repugnant to the context or meaning thereof.

	   (i) "The Act" means the Companies Act, 1956 or statutory, modification or re-enactment thereof and any other law for the time being in force in India containing provisions relating to or affecting private limited companies.

          (ii) "The Seal" means the Common Seal of the Company.

         (iii) "The Company" or "this Company" means AMF Bowling (India) Private Limited.

          (iv) "The Office" means the Registered Office, for the time being, of the Company.

           (v) "Register" means the Register of Members of the Company to be kept pursuant to Section 150 of the Act.

          (vi) "Month" means the Calendar Month.

         (vii) "The Presents" or "These Regulations" or "These Articles" means the Articles of Association of this Company as originally framed or altered from time to time.

        (viii) "AMFB" means AMF Bowling Inc., a company organised under the laws of Richmond, Virginia, having its principal place of business at 8100, AMF Drive, Richmond, Virginia 23211, USA.

          (ix) "Shareholder" means the first subscribers to the Memorandum and Articles of Association of the Company and whose name is subsequently entered in the Register of Members/Shareholders.

           (x) "Auditors" means and includes those persons appointed as such for the time being by the Company.

          (xi) "Board" means the Directors duly called and constituted or as the case may be, the Directors assembled at a Board Meeting or the requisite number of Directors entitled to pass a resolution by post and/or circulation in accordance with these Articles.

         (xii) "Capital" means the share capital for the time being raised or authorised to be raised, for the purposes of the Company.

        (xiii) "Directors" means the Directors for the time being of the Company or as the case may be, the Directors assembled at a Board, including Alternate Directors.

         (xiv) "Meeting" or "General Meeting" means a meeting of the members duly called or requisitioned.

          (xv) "Annual General Meeting" means a general meeting of the members duly convened in accordance with the provisions of the Act and any adjourned meeting thereof.

         (xvi) "Extraordinary General Meeting" means a General Meeting of the members duly called and constituted and any adjourned meeting thereof.

        (xvii) "Persons" includes corporations and firms as well as individuals.

       (xviii) "Shares" means the shares into which the capital is divided and the interest corresponding with such share.

        (xvix) Words importing singular number shall include the plural number and vice versa.

          (xx) Words importing the Masculine gender shall mean the Feminine gender and vise versa.

                              II. PRIVATE COMPANY

	3. The Company is a Private Company within the meaning of Section 3(1)(iii) and 2(35) of the Act, and accordingly:

          (a) restricts the right to transfer its shares in the manner provided in these Articles.

          (b) limits the number of its members to 50, not including:

              (i) persons who are in the employment of the company; and

             (ii) persons who having been formerly in the employment of the company were members of the Company while in that employment and have continued to be members after the employment ceased;

             Provided that where two or more persons hold one or more shares in a company jointly, they shall, for the purposes of this definition be treated as a single member.

	(c) prohibits any invitation to the public to subscribe for any shares or debentures of the Company.

                               III. SHARE CAPITAL

	4. (a) The Authorised Share Capital of the Company shall be such amount and be divided into such shares as may, from time to time, be provided in clause V of Memorandum of Association payable in the manner as may be determined by the Directors from time to time, with powers to increase, reduce, sub-divide or repay the same or to divide the same into several classes and to attach thereto any rights and to consolidate or subdivide or reorganize the shares, subject to section 106 of the Act to vary such rights as may be determined in accordance with the regulations of the company.

           (b) The shares shall be under the control of the Directors who shall allot the shares as per the provisions of the Companies Act, 1956.

                             IV. TRANSFER OF SHARES

	5. (a)	The instrument of transfer of any share in the company shall be executed by or on behalf of both the transferor and transferee.

           (b)	The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of members in respect thereof.

           (c) The Board shall be bound to register a transfer of shares made in accordance with the provisions of these Articles and not otherwise.

        6. If at any time, any shareholder ("the Selling Shareholder") wishes to transfer any or all of their shares in the company then the "Selling Shareholder" will be under an obligation to first offer these shares to the other Shareholder(s) ("the Non-Selling Shareholder(s)"), in the manner specified in these Articles.

In such event the Selling Shareholder shall serve a notice on the Non-selling Shareholder(s) in writing to that effect.

        7. Upon the service of a notice, the Non-Selling Shareholder shall be entitled to purchase any or all shares offered by the Selling Shareholder at the "Sale Price" to be mutually agreed by the Non-Selling Shareholder, purchasing the shares and the Selling Shareholder.

	8. Provided that in case there are more than one Non-Selling Shareholder(s) options to purchase the shares offered, the entitlement of such Non-Selling Shareholders shall be determined on the basis of their shareholding in the Issued and Paid up Equity Capital of the Company.

	9. In the event the Non-Selling shareholder is prohibited from purchasing the shares of Selling Shareholder whether in whole or in part, due to Governmental or any other Regulations in force, then the Non-Selling Shareholder shall be entitled to have the shares of the Selling Shareholder purchased by any third party as nominated by it, who executes the Deed of Undertaking mentioned in Article 11 below.

        10. In the event the Non-Selling Shareholder does not exercise its right under the above-mentioned articles, then the Selling Shareholder shall be entitled to transfer its shares to any third party acceptable to the Non-Selling Shareholder, which acceptance shall not be unreasonably withheld or delayed. However, such transfer shall be on terms not more favourable than those offered to the Non-Selling Shareholder.

	11. If the transfer of shares is made to a third party other than the Non-Selling Shareholder(s), the documents delivered to the Company in respect of transfer of shares shall include Deed of Undertaking from such party that it shall be bound by the terms and conditions of the Articles to the same extent as the Selling Shareholder; non-submission thereof would result in the transfer documents being incomplete and liable to be rejected by the Company.

                       V. PROCEEDINGS AT GENERAL MEETINGS

        12. (a) No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business and throughout the meeting. Quorum shall not be attained without the presence of a representative of AMFB.

	    (b)	Quorum shall be at least two members present in person of which at least one representative of AMFB, shall be present in each such meeting. Presence of a validly appointed proxy and/or a representative appointed pursuant to Section 187 of the Act shall be counted towards quorum of the Company. The Shareholder company may limit the rights of voting of Proxy, appointed by it, in the meeting of shareholders. The rights may be restricted by providing instructions to that effect on the proxy instrument.

	13. The Chairman of the Board or in his absence some other director shall preside as Chairman of the meeting.

        14. A General Meeting (whether annual or extraordinary) of the Company may be called by not less than twenty one days' notice in writing but may be called by giving shorter than that specified above if consent is accorded thereto in writing by all of the shareholders for the time being of the Company.

	15. If within half an hour from the time appointed for holding a general meeting, a quorum is not present the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day and at such time and place as the Chairman may determine.

                             VI. BOARD OF DIRECTORS

         16. The first Directors of the Company shall be:

            (i)   Mr. Douglas Stanard;
            (ii)  Mr. Sanjay Chhabra
            (iii) Mr. Deep Kalra.

         17. The Management of the Company shall be vested with the Board of Directors consisting of not less than 2 (two) and not more than 12 (Twelve) Directors.

         18. The rights of nomination and/or appointment of the Directors conferred on the shareholders shall include the right at any time to remove any such persons nominated or appointed by it and from time to time determine the period for which such persons shall hold office as Directors. On withdrawal of nomination, the Director would be deemed to have retired.

	19. The Board may appoint an Alternate Director to act for a director (Original Director) during his absence for a period of not less than three months from the State in which the meetings of the Board are ordinarily held. The Original Director shall have a right to recommend any other person to be his alternate. The Alternate Director shall not hold office for a period longer than the term of the Original Director.

	20. The Directors of Company shall be paid such sitting fee for each Board Meeting or meetings or any committee thereof as may be prescribed by the Board of Directors from time to time and subject to the ceiling laid down by the Act.

	21. No Director or the Alternate Director of the Company shall be required to hold any qualification shares.

                           VII. PROCEEDINGS OF BOARD

	22. The Board of directors may meet for the dispatch of business and shall so meet atleast once in every three months and atleast four such meetings shall be held in every year. Such meetings may be held in India or abroad. The Directors may adjourn and otherwise regulate its meeting, as it thinks fit.

	23. No meeting of the Board of the Company shall be held unless at least seven days written notice or a shorter written notice if all the Directors entitled to vote accord their written consent thereto, of that meeting has been given to each Director (including Alternate Directors) of the Company and a quorum is present. In the meetings, only such agenda will be placed as is specified in the notice or shorter notice to the Directors and the agenda shall not be changed in any manner unless prior written approval of all Directors nominated/appointed by AMFB, is obtained. Agenda of each meeting shall require prior approval of the Chairman of the Company.

	24. Resolutions, other than those, which the Act, specifically requires to be passed at board meetings, shall be deemed to have been duly passed by the Board in circulation, if the resolutions have been circulated in draft, together with all necessary papers, if any, to all the directors, whether in India or abroad, and have been approved by all of them.

	25. One third of the total strength of the Board or two directors personally present shall constitute quorum.

                               	VIII. MANAGEMENT

        26. The business of the Company shall be managed and conducted by the Board. The day to day management of the Company shall be vested with the Managing Director of the Company. The delegation of powers to the Managing Director shall be decided by the Board. The Managing Director shall be subject to the direction and superintendence of the Board and shall be a representative of AMFB.

                                 IX. DIVIDENDS

	27. Subject to the Act and to these Articles, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Board. Unless otherwise agreed in writing the amount of dividend on the shares recommended by the Board in respect of the financial period shall be the maximum amount considered taking into account the requirements of the Companies Act, cash flows, business needs, expansion plans.

	    Subject to the Act, the Board may, from time to time, pay such interim dividends as appear to it to be justified by the distributable profits of the Company.

            The Company shall pay dividends in proportion to the amount paid up or credited as paid up on each share. The Board may deduct from any dividend payable to any member all sums of money, if any, presently payable by him to the Company on account of calls or otherwise in relation to the Shares.

                                 	X. ACCOUNTS

	28. The Company shall cause to be kept proper books of account in
accordance with	Section 209 of the Act.

                                XI. COMMON SEAL

	29. The Board shall provide for the safe custody of the Seal and the Seal shall not be affixed to any instrument except by the authority of a resolution of the Board and except in the presence of atleast one Director and/or the Company Secretary or such other person(s) as the Board may appoint for the purpose.

                                 XII. AUDITORS

	30. The Company shall, at each Annual General Meeting, appoint an Auditor(s) to hold office until the next Annual General Meeting. The rights and duties of the Auditors shall be regulated in accordance with Sections 233 to 234 of the Act.


                                	XIII. NOTICES

        31. a) The notice for each board meeting shall be required to be given to each director of the company, whether residing in India or abroad, at the address given, by such director to the Company.

            b) The notice for general meeting shall be given to all shareholders, whether in India or abroad, existing on the date of such notice viz whose name is appearing in the Register of Members. Such notice shall be given to all shareholders, at the address specified in the Register of Members, or at any other address, specified in writing, one month in advance, to the Company by the shareholder(s).

           (c) The notice as mentioned above, may be sent by facsimile, telex, registered post or courier.

	Name, description,		Signature		Name, address,
     occupation and address	           of		   description, occupation
	of each subscriber		Subscriber		and signature of
					                            witness



	Deep Kalra                                      I witness the signatures of both
       	S/o Krishan Kalra                               the subscribers who have signed in my
	E-369, Greater Kailash           Sd/-           presence at New Delhi
	Part - II
	New Delhi - 110 048
	Service                                                      Sd/-
                                                                R. Sridhar
                                                             S/o P.G. Ramachandran
                                                              A5B-177A, Janakpuri
	Sanjay Chhabra                                        New Delhi - 110 058
	S/o Krishan Kumar Chhabra                              Company Secretary
	E-369, Greater Kailash           Sd/-
        Part - II
	New Delhi- 110 048
        Service



	Sandeep Paul
	S/o J. M. Paul
	EC-22 SFS Flats, G-8 Area,       Sd/-
	Rajouri Garden,
	P.O. Mayapuri
	New Delhi- 110 064
	Chartered Accountant

Dated: 20 March 1997

Place: New Delhi

                               SHARE CERTIFICATE

                      AMF BOWLING (INDIA) PRIVATE LIMITED
                  (Incorporated under the Companies Act, 1956)
       Regd. Office: E-369, Greater Kailash, Part-II, New Delhi - 110 048

This is to certify that the person(s) named in this Certificate is/are the Registered Holder(s) of the within mentioned share(s) bearing the distinctive number(s) herein specified in the above Company subject to the Memorandum and Articles of Association of the Company and that the Amount endorsed on reverse has been paid up on each such share(s).

                         Equity Shares Each of Rs. 10/-

Reg.Folio No. 01                            Certificate No. 1

Name(s) of Holder(s)                        : Mr Sanjay Chhabra

No. of Shares held                          : 10 (ten)



               Distinctive No.(s) From 01 to 10 (both inclusive)

Given under the Common Seal of the Company this 22nd day of April 1997.

                                                       Managing Director

                                                       Director

                                                       Authorised Signatory

   No transfer of all or any portion of the above share(s) will be registered without production of this certificate

                               SHARE CERTIFICATE

                      AMF BOWLING (INDIA) PRIVATE LIMITED
                  (Incorporated under the Companies Act, 1956)
       Regd. Office: E-369, Greater Kailash, Part-II, New Delhi - 110 048

This is to certify that the person(s) named in this Certificate is/are the Registered Holder(s) of the within mentioned share(s) bearing the distinctive number(s) herein specified in the above Company subject to the Memorandum and Articles of Association of the Company and that the Amount endorsed on reverse has been paid up on each such share(s).

                         Equity Shares Each of Rs. 10/-

Reg. Folio No. 01                           Certificate No. 1

Name(s) of Holder(s)                        : Mr Deep Kalra

No. of Shares held                          : 10 (ten)


               Distinctive No.(s) From 11 to 20 (both inclusive)

Given under the Common Seal of the Company this 22nd day of April 1997.

                                                       Managing Director

                                                       Director

                                                       Authorised Signatory

   No transfer of all or any portion of the above share(s) will be registered without production of this certificate

                               SHARE CERTIFICATE

                      AMF BOWLING (INDIA) PRIVATE LIMITED
                  (Incorporated under the Companies Act, 1956)
       Regd. Office: E-369, Greater Kailash, Part-II, New Delhi - 110 048

This is to certify that the person(s) named in this Certificate is/are the Registered Holder(s) of the within mentioned share(s) bearing the distinctive number(s) herein specified in the above Company subject to the Memorandum and Articles of Association of the Company and that the Amount endorsed on reverse has been paid up on each such share(s).

Equity Shares Each of Rs. 10/-

Reg.Folio No. 01                            Certificate No. 1

Name(s) of Holder(s)                        : Sandeep Paul

No. of Shares held                          : 1 (one)

Distinctive No.(s) From 21 to 21 (both inclusive)

    Given under the Common Seal of the Company this 22nd day of April 1997.

                                                       Managing Director

                                                       Director

                                                       Authorised Signatory

   No transfer of all or any portion of the above share(s) will be registered without production of this certificate

             PRESENT CAPITAL STRUCTURE OF AMF BOWLING INDIA PRIVATE
                                    LIMITED

    Authorised Capital                    Issued and Paid Up Capital

     Rupees     Number of shares          Rupees    Number of shares
	     (Rupees ten per share)               (Rupees ten per share)

  5,000,000        500,000                  210            21

                                                      BY REGISTERED POST
                          No. FC.II. :301(97)/160(97)
                              Government Of India
                              Ministry Of Industry
                   Department Of Industrial Policy & Promotion
                     Secretariat For Industrial Assistance
                       Foreign Collaboration - II Section

                                                New Delhi, the May 29, 1997.
To
    AMF BOWLING INC.
    8800 AMF DRIVE
    RICHMOND VA 23227
    USA

SUBJECT : Application for setting up of a 100% wholly owned
          subsidiary in India.
          (SIA Regn. No. FC.I.        160  dated 03/03/97)

Dear Sir

     I am directed to refer to the above mentioned application and to convey approval of Government of India to your proposal, subject to the following terms and conditions, in addition to those detailed in Annexure I :-

1    Item(s) of manufacture/   1): TO ESTABLISH A WHOLLY OWNED SUBSIDIARY
     activity covered by the       COMPANY IN INDIA TO UNDERTAKE THE
     foreign collaboration         FOLLOWING ACTIVITIES :-
                                   - CARRYING OUT TRUNKEY INSTALLATIONS
                                   OF BOWLING CENTRES AND RENDERING AFTER
                                   SALES SERVICE IN ALL LARGE AND MEDIUM
                                   SIZED CITIES IN INDIA;

                                   -TO DIRECTLY OR INDIRECTLY, IMPORT AND
                                   MARKET BOWLING EQUIPMENT IN INDIA;

                                   - ESTABLISHING, MANAGING AND OPERATING
                                   BOWLING CENTRES EITHER INDIVIDUALLY OR
                                   JOINTLY;

                                   - SETTING UP AN ASSEMBLING UNIT IN INDIA
                                   AT A LATER STAGE;

                                   - STRATEGY FORMULATION FOR INDIAN BUSINESS
                                   AND ACTING AS A NODAL OFFICE FOR ALL EXISTING AND FUTURE OPERATIONS OF AMF GROUP COMPANIES IN INDIA AND;

                                   - SOURCING FROM INDIA, FOR ITS OPERATIONS
                                   WORLD WIDE, COMPONENTS AND PARTS USED IN
                                   BOWLING CENTRES SUCH AS BOWLING SHOES,
                                   PLASTIC SHEETS, TABLES, PARTS OF PINSPOTTER,
                                   MACHINE, ELECTRONIC COMPONENTS FOR COMPU-
                                   TERISED SCORING AND SOFTWARE.

2    Proposed Location     :       NOT INDICATED

3 Foreign Equity Participation: 100.00% (One Hundred percent) amounting to US $1,00,000 (US Dollar One Lakhs) which may be increased to US $ 1.00 Million in the next 6 to 8 years depending upon the business needs.

4   Condition No. 2, 3 & 5 of Annexure I are not applicable.

5 This approval letter is made a part of the foreign collaboration agreement to be executed between you and the foreign collaborator and only those provisions of the agreement which are covered by the said letter or which are not in variance with the provisions or the said letter shall be binding on the Government of India or Reserve Bank of India.

6    You may now proceed to finalise the agreement.

7 This approval is valid for a period of two years from the date of issue. Within this period, you are required to file the collaboration agreement with the Reserve Bank of India/Authorised Foreign Exchange Dealer.

8 In case the proposed activity is not exempted from the provisions of Industrial (Development & Regulation) Act, 1951 and the Foreign Exchange Regulation Act, 1973 it will be your responsibility to obtain such clearances as may be required under said Acts.

9 You shall not manufacture items reserved for the Small Scale Sector without prior approval of the Government as per the prescribed policy and procedure.

10 The Administrative Ministry for this project is the: Department of Human Resource Development, New Delhi.

II. You may approach your Regional Office of Exchange Control Deptt. of Reserve Bank of India for necessary permission under Section 19 of FERA, 1973 for allotment of shares to Non-Residents.

III. You are requested to send Foreign Investment Remittance Certificate (FIRC) to the Regional Office, Reserve Bank of India immediately on receipt of foreign remittance.

IV. You are requested to furnish the informations as per the questionnaire at Annexure II on Ist January & Ist July every year till the receipt of approved foreign equity and commencement of production to the Secretariat for Industrial Assistance (FC. II Section), Udyog Bhawan, New Delhi.


V. You are requested to acknowledge and confirm acceptance of the above terms and conditions to Secretariat for Industrial Approvals (FC. II Section) and the Administrative Ministry.

VI. All future correspondence for amendments / changes in terms and conditions of the approval letter or for extension of its validity, if required, etc may be addressed to the Entrepreneurial Assistance Unit of the Secretariat for Industrial Assistance Udyog Bhavan, New Deli-11.

                                             Yours faithfully
[SEAL] Seal of the Ministry of Industry
       Government of India

                                             ( P.C. BHATT )
                                     UNDER SECRETARY TO THE GOV. OF INDIA.
                                               PH NO    :  3017227
                                               FAX No.  :  3011770

                                                                ANNEXURE-I

                             ADDITIONAL CONDITIONS


1. The total non-resident shareholdings in the Indian company should not exceed the amount as well as the percentage specified in the approval letter. For any proposal, increase in the amount, as also the percentage of the Non-Resident shareholdings, prior approval of the Government shall be obtained.

2. (a) The royalty will be calculated on the basis of the net ex-factory sale price of the product exclusive of excise duties minus the cost of the standard bought-out components and the landed cost of imported components irrespective of the source of procurement, including ocean-freight, insurance, custom duties etc. The payment of royalty will be restricted to the licensed capacity plus 25% in excess thereof for such items requiring industrial licence. In case of production in excess of the quantum, prior approval of Government will have to be obtained regarding the terms of payment of royalty in respect of such excess production.

    (b) The royalty would not be payable beyond the period of the agreement, if the orders had not been executed during the period of agreement. However, where the order booked during the period of agreement, but executed after the period of agreement would be payable only after chartered accountant certifies that the orders in fact have been firmly looked and execution began during the period of agreement and the technical assistance was available on a continuing basis even after the period of agreement.

3. The lumpsum shall be paid in three instalments detailed below unless otherwise stipulated in the approval letter. First 1/3rd after the agreement is filed with RBI authorised Foreign Exchange Dealer. Second 1/3rd on delivery of technical documentation. Third and final 1/3rd on commencement of commercial production or four years after the agreement is filed with RBI authorised Foreign Exchange Dealer, whichever is earlier. The lumpsum can be paid in more than three instalments subject to completion of the activities as specified above.

4. All remittances to the foreign collaborator shall be made as per the exchange rates prevailing on the day of remittance.

5. For undertaking export obligation, if any, specified in the approval letter, the requisite guarantee, i.e. legal undertaking / bank guarantee, as may be required should be furnished according to the detailed instructions issued by the Director General of Foreign Trade (EO Cell), Ministry of Commerce, and the Administrative Ministry, who may be contacted in the matter.

6. (a) The location of the industrial projects, will be subject to Central or State Environmental laws or regulations including local zoning and land use laws and regulations.

                                                         Contd...

    (b) Adequate stage shall be taken to the satisfaction of the Government to prevent air, water and soil pollution. Such anti-pollution measures to be installed should conform to the effluent and emission standards prescribed by the State Goverment in which the factory or the industrial undertaking is located.

7. Import of capital equipments, components and raw materials will be allowed as per the import policy prevailing from time to time.

8.  The agreement shall be subject to Indian Laws.


9. A copy of the collaboration agreement, signed by both parties may be furnished to the following authorities:-

     a) Administrative Ministry / Department

     b) Secretariat for Industrial Assistance (Foreign Collaboration II Section), Department of Industrial Policy & Promotion, Udyog Bhavan, New Delhi - 110 011.

     c) Department of Scientific and Industrial Research, Technology Bhavan, New Mehrauli Road, New Delhi.

                                     ******

                                             ANNEXURE-II

1.  Name of the Indian Company/
    Partner(s)

2.  Name of the foreign
    collaborator

3.  Item(s) of manufacture/
    activities

4.  Location of the factory/
    unit

5.  Terms of aprovals

    i) Foreign Equity (Amount
    and %age of paid up Capital)

    ii) lumpsm know-how fee etc.

    iii) Royalty etc.

6.  Has the foreign collaboration
    agreement been finalised and
    filed with RBI? If yes, date,
    if not, indicate reason and
    likely date

7.  Has the foreign equity been
    received ? If yes indicate
    amount and date. if not,
    indicate reasons and likely
    time schedule

8.  Details of payments, if any,
    released to the foreign coll-
    aborators

9.  Indicate briefly the effective
    steps taken towards implemen-
    tation e.g. incorporation, of
    new joint venture company,
    acquisition of land/construc-
    tion of factory, installation
    of plant & machinery etc.

10. Likely date of commencement
    of the production

11. Employment generated by the
    project in terms of numbers

12. Specific problems, if any,
    being faced in implementation,
    the reason thereof, and the
    agency/organisation concerned.